Exhibit 8.1
Nelson Mullins Riley & Scarborough LLP
Attorneys and Counselors at Law
Atlantic Station / 201 17th Street, NW / Suite 1700 / Atlanta, GA 30363
Tel: 404.322.6000 Fax: 404.322.6050
www.nelsonmullins.com
December 2, 2010
Maryland Bankcorp, Inc.
46930 South Shangri La Drive
Lexington Park, Maryland 20653

Re:	Agreement and Plan of Merger
Ladies and Gentlemen:
     We have acted as counsel to Maryland Bankcorp, Inc., a Maryland corporation (“MDBC”), in connection with the proposed merger (the “Merger”) of MDBC with and into Old Line Bancshares, Inc., a Maryland corporation (“OLB”), pursuant to the terms of the Agreement and Plan of Merger dated as of September 1, 2010, as amended September 30, 2010 (including the exhibits and schedules thereto, the “Merger Agreement”), by and between MDBC and OLB, as described in the registration statement on Form S-4 (No. 333-170464) as filed by OLB with the Securities and Exchange Commission (the “Registration Statement”). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.
     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic, or photostatic copies, and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of MDBC and OLB, as set forth in the Merger Agreement, together with the written representations and covenants of MDBC as set forth in the tax representation letter received from MDBC.
     In lieu of receiving a tax representation letter from OLB, we have also assumed the following to be true for purposes of rendering the opinion set forth below:
     (a) Neither OLB nor any “related person” with respect to OLB within the meaning of Treasury Regulation Section 1.368-1(e)(4) (each such person, a “Related Person”): (i) has purchased or will purchase any MDBC common stock with consideration other than OLB common stock (other than as required by the Merger

Maryland Bankcorp, Inc.
December 2, 2010

Agreement), or has furnished cash or other property directly or indirectly in connection with redemptions of MDBC common stock or distributions by MDBC to MDBC stockholders, in connection with or in contemplation of the Merger; or (ii) except for cash paid in lieu of fractional shares of OLB common stock pursuant to the Merger, has any plan or intention to purchase, redeem, or otherwise reacquire any of the OLB common stock issued in connection with the Merger.
     (b) OLB has no plan or intention to make any extraordinary distribution in respect of its stock.
     (c) The assumption by OLB of the liabilities of MDBC pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of MDBC to OLB pursuant to the Merger.
     (d) Immediately after the Merger, OLB intends to cause members of OLB’s “qualified group” (as defined in Treasury Regulation section 1.368-1(d)(4)) to continue the historic business of MDBC or use a significant portion of the historic business assets of MDBC in a business.
     (e) OLB is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.
     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.
     Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, and MDBC and OLB will each be a party to the reorganization within the meaning of Section 368(b) of the Code.
     As a tax-free reorganization, the Merger will have the following federal income tax consequences for MDBC stockholders and MDBC:
     1. No gain or loss will be recognized by holders of common stock, par value $0.01 per share, of MDBC (“MDBC Common Stock”) as a result of the exchange of such shares for shares of common stock, par value $0.01 per share, of OLB (“OLB Common Stock”) pursuant to the Merger, except that gain or loss will be recognized to the extent of cash, if any, received for shares of MDBC Common Stock, including cash received in lieu of fractional shares of OLB Common Stock. Any cash received by a stockholder of MDBC in lieu of a fractional share will generally be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be long-term capital gain

Maryland Bankcorp, Inc.
December 2, 2010

or loss (assuming the holding period for the shares of MDBC Common Stock surrendered is more than one year) equal to the difference between the cash received and the portion of the stockholder’s basis in MDBC Common Stock allocable to such fractional share interest.
     2. The tax basis of the shares of OLB Common Stock received by each stockholder of MDBC will equal the tax basis of such stockholder’s shares of MDBC Common Stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged for shares of OLB Common Stock in the Merger.
     3. The holding period for the shares of OLB Common Stock received by each stockholder of MDBC will include the holding period for the shares of MDBC Common Stock of such stockholder exchanged in the Merger.
     4. A MDBC stockholder that exchanges all of his or her shares of MDBC Common Stock for a combination of OLB Common Stock and cash generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the OLB Common Stock received over such stockholder’s adjusted tax basis in the shares of MDBC Common Stock surrendered) and (ii) the amount of cash received pursuant to the Merger. Any recognized gain generally will be long-term capital gain if the MDBC stockholder’s holding period with respect to the MDBC Common Stock surrendered is more than one year. However, the cash received may be treated as a dividend under certain circumstances.
     5. A MDBC stockholder that exchanges all of his or her shares of MDBC Common Stock solely for cash will recognize gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in the shares of MDBC Common Stock surrendered, which gain or loss generally will be long-term capital gain or loss if the stockholder’s holding period with respect to the MDBC Common Stock surrendered is more than one year. If, however, the MDBC stockholder owns (or is deemed for tax purposes to own) shares of OLB Common stock after the Merger, the cash received may be treated as a dividend under certain circumstances.
     6. MDBC will not recognize gain or loss as a result of the Merger.
     Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local, or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referred to for any other purpose without our express written consent. Notwithstanding the foregoing, we hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement, and to the references to our firm name therein.
Sincerely,
/s/ Nelson Mullins Riley & Scarborough LLP
Nelson Mullins Riley & Scarborough LLP